Exhibit 4.8


                          INDEPENDENT AUDITORS' REPORT


To the Stockholders of
Montana Acquisition Corp.
2411 Morner Road
Rensselaer, New York   12144

     We have audited the accompanying balance sheet of Montana Acquisition Corporation. (the "Company"), a development stage company, as of July 18, 2000 the related statements of changes in stockholders' equity, income, and cash flows for the period June 9, 2000 (date of incorporation) through July 18, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above represent fairly, in all material respects, the financial position of Montana Acquisition Corporation as of July 18, 2000, and the result of its operations and its cash flows for the period June 6, 2000 (date of incorporation) through July 18, 2000, in conformity with generally accepted accounting principles.

                                        Arthur Place & Company, P.C.

Albany, New York
August 30, 2000